EXHIBIT 99.1

NEWS RELEASE

For Release on June 17, 2014	Contact: Steven D. Lance
9:00 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Receives $2.4 Million Order from the U.S. Navy for its Model 8003 Precision Scalar Analyzers

SAN RAMON, Calif. — June 17, 2014 -- Giga-tronics Incorporated announced today that it has received an order from the Naval Air Warfare Center in Pawtuxet River, MD valued at approximately $2.4 million associated with its Model 8003 Precision Scalar Analyzer. The Company anticipates shipping the equipment to the Navy over the next six months.

The Giga-tronics Model 8003 Precision Scalar Analyzer combines fast measurement capability with the accuracy and linearity of a power meter in a single instrument. John Regazzi, President and CEO of Giga-tronics, said “We are committed to supporting the U.S. Navy’s requirement for high accuracy device calibration and are pleased to be selected as a supplier of critical equipment for their metrology labs.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, development of products, future growth, shareholder value, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, availability of capital and capital resources, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 30, 2013, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".